Exhibit 99.1

Acer Therapeutics Reports Fourth Quarter and Full-Year 2017 Financial Results and Provides Corporate Update

Acer continues progression from development to potential commercialization of EDSIVO™

NEWTON, MA – March 7, 2018 – Acer Therapeutics Inc. (Nasdaq: ACER), a pharmaceutical company focused on the acquisition, development and commercialization of therapies for serious rare and ultra-rare diseases with critical unmet medical need, today reported financial results for the quarter and full-year ended December 31, 2017 and provided an update on the Company’s recent corporate developments.

“We accomplished a lot in 2017 that sets the stage nicely for us to deliver on multiple significant milestones anticipated in 2018. We believe that by going public, hiring several key executives and raising enough capital to fund our current operating requirements through the end of this year, we are now in a position to finalize the critical activities over the next few months required to submit a New Drug Application (NDA) for EDSIVO™ in vascular Ehlers-Danlos syndrome (vEDS),” said Chris Schelling, CEO and Founder of Acer. “We are also working very closely with the vEDS community to better understand their needs and to learn how we can best partner with them going forward. Collectively, we are exploring how Acer can begin supporting initiatives that help strengthen patient advocacy and establish centers of excellence, accelerate diagnosis and optimize patient care, and sponsor additional research collaborations with leading experts in vEDS.” Mr. Schelling continued, “Beyond vEDS, we look to advance and expand our pipeline with the goal of bringing multiple products to patients with serious ultra-orphan diseases over the next several years.”

2017 and Recent Highlights

•

Announced positive results from the pivotal clinical trial of EDSIVO™ (celiprolol) for the treatment of vEDS. Our retrospective source-verified analysis of the trial data, including the primary and secondary endpoints, confirmed the data from a previously published randomized controlled clinical study of celiprolol(1). We plan to discuss these key data during a pre-NDA meeting with the FDA in the second quarter of 2018.

•	Closed merger with Opexa Therapeutics, Inc. and common stock commenced trading on the Nasdaq Capital Market in the third quarter of 2017
•	Raised $28.3 million in 2017 through an underwritten public offering and the private placement of securities
•	Expanded management team and independent board directors
•	Ended 2017 with $15.6 million in cash and cash equivalents and no debt, which we believe is sufficient to fund our current operating and capital requirements through the end of 2018

Upcoming Milestones

•	Potential publication of celiprolol vEDS Patient Registry data. The manuscript is currently under peer review, and if accepted, may be published by the end of the first quarter of 2018.
•	Targeting a pre-NDA meeting, which may consist of one or more consults, with the FDA in the second quarter of 2018
•	Anticipate submitting an NDA to the FDA for EDSIVO™ for the treatment of vEDS at the end of the first half of 2018
•	Continuing pre-commercial activities for EDSIVO™
•	Making additional senior-level commercial and medical affairs hires this year, as well as continuing to build out the commercial team and add other core personnel later this year

Financial Results for the Fourth Quarter and Full-Year 2017

Cash position.  Cash and cash equivalents were $15.6 million as of December 31, 2017, compared to $1.8 million as of December 31, 2016.

Research and Development Expenses.  Research and development expenses were $1.8 million for the three months ended December 31, 2017, compared with $1.8 million for the three months ended December 31, 2016. Research and development expenses were $8.7 million for the year ended December 31, 2017, compared with $5.3 million for the year ended December 31, 2016. Our research and development expenses continue to be primarily focused on spending for clinical development, regulatory, and manufacturing services related to EDSIVO™.

General and Administrative Expenses.  General and administrative expenses were $2.4 million for the three months ended December 31, 2017, compared with $0.3 million for the three months ended December 31, 2016. General and administrative expenses were $5.2 million for the year ended December 31, 2017, compared with $1.4 million for the year ended December 31, 2016. The increase in expenses is primarily due to an increase in pre-commercial activities related to EDSIVO™ and professional services costs.

Net Loss.  Net loss for the three months ended December 31, 2017 was $4.2 million, or $0.63 loss per share (basic and diluted), compared with a net loss of $2.1 million, or $0.87 loss per share (basic and diluted), for the three months ended December 31, 2016. Net loss for the year ended December 31, 2017 was $14.2 million, or $3.84 loss per share (basic and diluted), compared with a net loss of $6.7 million, or $2.73 loss per share (basic and diluted) for the year ended December 31, 2016.

For additional information, please see our Annual Report on Form 10-K filed today with the SEC.

About Acer Therapeutics

Acer, headquartered in Newton, MA, is a pharmaceutical company focused on the acquisition, development and commercialization of therapies for patients with serious rare and ultra-rare diseases with critical unmet medical need. Acer’s late-stage clinical pipeline includes two candidates for severe genetic disorders: EDSIVO™ (celiprolol) for vascular Ehlers-Danlos syndrome (vEDS), and ACER-001 (a fully taste-masked, immediate release formulation of sodium phenylbutyrate) for urea cycle disorders (UCD) and Maple Syrup Urine Disease (MSUD). There are no FDA-approved drugs for vEDS and MSUD and limited options for UCD, which collectively impact approximately 7,000 patients in the U.S. Acer’s product candidates have clinical proof-of-concept and mechanistic differentiation, and Acer intends to seek approval for them in the U.S. by using the regulatory pathway established under section 505(b)(2) of the Federal Food, Drug, and Cosmetic Act (FFDCA) that allows an applicant to rely at least in part on third-party data for approval, which may expedite the preparation, submission, and approval of a marketing application.

For more information, visit www.acertx.com.

References

(1) Ong KT, et al. Effect of celiprolol on prevention of cardiovascular events in vascular Ehlers-Danlos syndrome: a prospective randomised, open, blinded-endpoints trial. Lancet. 2010; 376: 1476–84.

Forward-Looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations, prospects, plans and objectives of management are forward-looking statements. Examples of such statements include, but are not limited to, statements relating to the potential for EDSIVO™ (celiprolol) and ACER-001 to safely and effectively target diseases; our ability to successfully complete regulatory submissions; and the development, expected timeline and commercial potential of any product candidates of the company. Acer may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in the forward-looking statements and you should not place undue reliance on these forward-looking statements. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, risks and uncertainties associated with market conditions, unexpected cash requirements, changes in Acer’s business plan, the fact that the results of earlier studies and trials may not be predictive of future clinical trial results, and the process of developing, obtaining regulatory approval for and commercializing drug candidates that are safe and effective for use as human therapeutics. Acer disclaims any intent or obligation to update these forward-looking statements to reflect events or circumstances that exist after the date on which they were made. You should review additional disclosures we make in our filings with the Securities and Exchange Commission, including our Quarterly Reports on Form 10-Q and our Annual Report on Form 10-K. You may access these documents for no charge at http://www.sec.gov.

ACER THERAPEUTICS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Years Ended
	December 31,		December 31,
	2017	2016	2017	2016
Operating expenses:
Research and development	$1,776,210	$1,798,544	$8,725,026	$5,308,662
General and administrative	2,430,677	336,703	5,223,101	1,391,182
Loss from operations	(4,206,887)	(2,135,247)	(13,948,127)	(6,699,844)

Other income (expense):
Interest income	10,029	108	14,848	282
Interest expense	(2,079)	—	(245,061)	—
Foreign currency transaction loss	(15,124)	—	(16,091)	—
Total other income (expense), net	(7,174)	108	(246,304)	282

Net loss	$(4,214,061)	$(2,135,139)	$(14,194,431)	$(6,699,562)

Net loss per share - basic and diluted	$(0.63)	$(0.87)	$(3.84)	$(2.73)

Weighted average common shares outstanding - basic and diluted	6,637,179	2,450,000	3,694,388	2,450,000

SELECTED BALANCE SHEET DATA:

	December 31,	December 31,
	2017	2016

Cash and cash equivalents	$15,644,355	$1,834,018

Other current assets	$881,887	$540,053

Property and equipment, net	$62,984	$6,217

Total assets	$24,368,741	$2,773,104

Total liabilities	$2,033,204	$821,439

Convertible redeemable preferred stock	$—	$12,136,440

Total stockholders' equity (deficit)	$22,335,537	$(10,184,775)

Investor Contact:

Hans Vitzthum

LifeSci Advisors

Ph: 617-535-7743

hans@lifesciadvisors.com

# # #